As filed with the U.S. Securities and Exchange Commission on March 31, 2023.
Registration No. 333-267405

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WAG! GROUP CO.
(Exact name of registrant as specified in its charter)

Delaware	7389	88-3590180
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

55 Francisco Street, Suite 360
San Francisco, California 94133
(707) 324-4219
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Garrett Smallwood
Chief Executive Officer
Wag! Group Co.
55 Francisco Street, Suite 360
San Francisco, California 94133
(707) 324-4219
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Kathleen M. Wells
Richard Kim
Latham & Watkins LLP
140 Scott Drive
Menlo Park, California 94025
(650) 328-4600

Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ (333-267405)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

This post-effective amendment shall become effective upon filing with the Securities and Exchange Commission (the “SEC”) in accordance with Rule 462(d) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) to the Registration Statement on Form S-1 of Wag! Group Co. (File No. 333-267405), initially filed on September 14, 2022 and declared effective by the SEC on November 4, 2022 (the “Registration Statement”), is being filed as an exhibit-only filing solely to file a consent of BDO USA, LLP with respect to its report dated March 30, 2023 related to the financial statements of Wag! Group Co. contained in the Annual Report on Form 10-K of Wag! Group Co. for the year ended December 31, 2022 and included in the Prospectus Supplement No. 2 dated March 31, 2023 filed pursuant to Rule 424(b)(3), filed herewith as Exhibit 23.1 (the “Consent”). Accordingly, this Amendment consists only of the facing page, this explanatory note, Item 16 of Part II of the Registration Statement, the signature pages to the Registration Statement, and the Consent. The prospectus and the balance of Part II of the Registration Statement are unchanged hereby and have been omitted.

Part II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16. Exhibits and Financial Statement Schedules.

Exhibit Number	Description
23.1*	Consent of BDO USA, LLP (with respect to the Consolidated Financial Statements of Wag! Group Co.)
*	Filed herewith.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Francisco, State of California, on this 31st day of March, 2023.

Date: March 31, 2023

WAG! GROUP CO.
By:	/s/ Alec Davidian
Name:	Alec Davidian
Title:	Chief Financial Officer
(Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended this post-effective amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Garrett Smallwood _______________________________ Garrett Smallwood	Chief Executive Officer and Director (Principal Executive Officer)	March 31, 2023
/s/ Alec Davidian _______________________________ Alec Davidian	Chief Financial Officer (Principal Financial and Accounting Officer)	March 31, 2023
* _______________________________ Kimberly Blackwell	Director	March 31, 2023
* _______________________________ Melinda Chelliah	Director	March 31, 2023
* _______________________________ Roger Lee	Director	March 31, 2023
* _______________________________ Jocelyn Mangan	Director	March 31, 2023
* _______________________________ Sheila Marcelo	Director	March 31, 2023
* _______________________________ Brian Yee	Director	March 31, 2023

*By: /s/ Garrett Smallwood
Garrett Smallwood
Attorney-in-Fact